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Exhibit 10.5

COMCAST CORPORATION
2005 DEFERRED COMPENSATION PLAN

ARTICLE 1—BACKGROUND AND COVERAGE OF PLAN

        1.1.    Background and Adoption of Plan.    In recognition of the services provided by certain key employees and in order to make additional retirement benefits and increased financial security available on a tax-favored basis to those individuals, the Board of Directors of Comcast Corporation, a Pennsylvania corporation (the "Board"), hereby amends and restates the Comcast Corporation 2005 Deferred Compensation Plan (the "Plan"), effective January 1, 2005 (the "Effective Date").

        Prior to the Effective Date, the Comcast Corporation 2002 Deferred Compensation Plan (the "2002 Plan") was in effect. In order to preserve the favorable tax treatment available to deferrals under the 2002 Plan in light of the American Jobs Creation Act of 2004 and the regulations issued by the Department of the Treasury thereunder (the "AJCA"), the Board has prohibited future deferrals under the 2002 Plan of amounts earned and vested on and after the Effective Date. Amounts earned and vested prior to the Effective Date are and will remain subject to the terms of the 2002 Plan. Amounts earned and vested on and after the Effective Date will be available to be deferred pursuant to the Plan, subject to its terms and conditions.

        1.2.    Reservation of Right to Amend to Comply with AJCA.    The Board reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of the AJCA.

        1.3.    Plan Unfunded and Limited to Outside Directors and Select Group of Management or Highly Compensated Employees.    The Plan is unfunded and is maintained primarily for the purpose of providing outside directors and a select group of management or highly compensated employees the opportunity to defer the receipt of compensation otherwise payable to such outside directors and eligible employees in accordance with the terms of the Plan.

ARTICLE 2—DEFINITIONS

        2.1.    "Account"    means the bookkeeping accounts established pursuant to Section 5.1 and maintained by the Administrator in the names of the respective Participants, to which all amounts deferred and earnings allocated under the Plan shall be credited, and from which all amounts distributed pursuant to the Plan shall be debited.

        2.2.    "Active Participant"    means:

          (a)   Each Participant who is in active service as an Outside Director; and

          (b)   Each Participant who is actively employed by a Participating Company as an Eligible Employee.

        2.3.    "Administrator"    means the Committee.

        2.4.    "Affiliate"    means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term "control," including its correlative terms "controlled by" and "under common control with," mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        2.5.    "Annual Rate of Pay"    means, as of any date, an employee's annualized base pay rate. An employee's Annual Rate of Pay shall not include sales commissions or other similar payments or awards.

        2.6.    "Applicable Interest Rate"    means:

          (a)   Except as otherwise provided in Sections 2.7(b), the Applicable Interest Rate means the interest rate that, when compounded daily pursuant to rules established by the Administrator from time to time, is mathematically equivalent to 12% per annum, compounded annually.

          (b)   Except to the extent otherwise required by Section 10.2, effective for the period beginning as soon as administratively practicable following a Participant's employment termination date to the date the Participant's Account is distributed in full, the Administrator, in its sole discretion, may designate the term "Applicable Interest Rate" for such Participant's Account to mean the lesser of (i) the rate in effect under Section 2.6(a) or (ii) the Prime Rate plus one percent. Notwithstanding the foregoing, the Administrator may delegate its authority to determine the Applicable Interest Rate under this Section 2.6(b) to an officer of the Company or committee of two or more officers of the Company.

        2.7.    "Beneficiary"    means such person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under section 501(c)(3) of the Code, designated by a Participant or Beneficiary to receive benefits pursuant to the terms of the Plan after such Participant's or Beneficiary's death. If no Beneficiary is designated by the Participant or Beneficiary, or if no Beneficiary survives the Participant or Beneficiary (as the case may be), the Participant's Beneficiary shall be the Participant's Surviving Spouse if the Participant has a Surviving Spouse and otherwise the Participant's estate, and the Beneficiary of a Beneficiary shall be the Beneficiary's Surviving Spouse if the Beneficiary has a Surviving Spouse and otherwise the Beneficiary's estate.

        2.8.    "Board"    means the Board of Directors of the Company.

        2.9.    "Change of Control"    means any transaction or series of transactions that constitutes:

          (a)   a change in the ownership of the Company, within the meaning of Q&A 12 of IRS Notice 2005-1;

          (b)   a change in effective control of the Company, within the meaning of Q&A 13 of IRS Notice 2005-1; or

          (c)   a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Q&A 14 of IRS Notice 2005-1.

        2.10.    "Code"    means the Internal Revenue Code of 1986, as amended.

        2.11.    "Committee"    means the Compensation Committee of the Board of Directors of the Company.

        2.12.    "Company"    means Comcast Corporation, a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

        2.13.    "Company Stock"    means with respect to amounts credited to the Company Stock Fund pursuant to deferral elections by Outside Directors made pursuant to Section 3.1(a), Comcast Corporation Class A Common Stock, par value $0.01, including a fractional share, and such other securities issued by Comcast Corporation as may be subject to adjustment in the event that shares of either class of Company Stock are changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other substitution of securities of the Company. In such event, the Committee shall make appropriate equitable anti-dilution adjustments to the number and class of hypothetical shares of Company Stock credited to Participants' Accounts under the Company Stock Fund. Any reference to the term "Company Stock" in the Plan shall be a reference to the appropriate number and class of shares of stock as adjusted pursuant to this Section 2.13. The Committee's adjustment shall be effective and binding for all purposes of the Plan.

        2.14.    "Company Stock Fund"    means a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant's Account as if the Account, to the extent deemed invested in the Company Stock Fund, were invested in hypothetical shares of Company Stock, and all dividends and other distributions paid with respect to Company Stock were held uninvested in cash, and reinvested in additional hypothetical shares of Company Stock as of the next succeeding December 31, based on the Fair Market Value of the Company Stock for such December 31.

        2.15.    "Compensation"    means:

          (a)   In the case of an Outside Director, the total remuneration payable in cash or payable in Company Stock (as elected by the Outside Director pursuant to the Comcast Corporation 2003 Director

  Compensation Plan) for services as a member of the Board and as a member of any Committee of the Board; and

          (b)   In the case of an Eligible Employee, the total cash remuneration for services payable by a Participating Company, excluding (i) Severance Pay and (ii) sales commissions or other similar payments or awards.

        2.16.    "Death Tax Clearance Date"    means the date upon which a Deceased Participant's or a deceased Beneficiary's Personal Representative certifies to the Administrator that (i) such Deceased Participant's or deceased Beneficiary's Death Taxes have been finally determined, (ii) all of such Deceased Participant's or deceased Beneficiary's Death Taxes apportioned against the Deceased Participant's or deceased Beneficiary's Account have been paid in full and (iii) all potential liability for Death Taxes with respect to the Deceased Participant's or deceased Beneficiary's Account has been satisfied.

        2.17.    "Death Taxes"    means any and all estate, inheritance, generation-skipping transfer, and other death taxes as well as any interest and penalties thereon imposed by any governmental entity (a "taxing authority") as a result of the death of the Participant or the Participant's Beneficiary.

        2.18.    "Deceased Participant"    means a Participant whose employment, or, in the case of a Participant who was an Outside Director, a Participant whose service as an Outside Director, is terminated by death.

        2.19.    "Disability"    means:

          (a)   an individual's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

          (b)   circumstances under which, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, an individual is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the individual's employer.

        2.20.    "Disabled Participant"    means:

          (a)   A Participant whose employment or, in the case of a Participant who is an Outside Director, a Participant whose service as an Outside Director, is terminated by reason of Disability;

          (b)   The duly-appointed legal guardian of an individual described in Section 2.20(a) acting on behalf of such individual.

        2.21.    "Eligible Employee"    means:

          (a)   Each Grandfathered Employee.

          (b)   Each employee of a Participating Company whose Annual Rate of Pay is $200,000 or more as of both (i) the date on which an Initial Election is filed with the Administrator and (ii) the first day of the calendar year in which such Initial Election is filed.

          (c)   Each New Key Employee.

          (d)   Each other employee of a Participating Company who is designated by the Committee, in its discretion, as an Eligible Employee.

        2.22.    "Fair Market Value"

          (a)   If shares of Company Stock are listed on a stock exchange, Fair Market Value shall be determined based on the last reported sale price of a share on the principal exchange on which shares are listed on the date of determination, or if such date is not a trading day, the next trading date.

          (b)   If shares of Company Stock are not so listed, but trades of shares are reported on the Nasdaq National Market, Fair Market Value shall be determined based on the last quoted sale price of a share on the Nasdaq National Market on the date of determination, or if such date is not a trading day, the next trading date.

          (c)   If shares of Company Stock are not so listed nor trades of shares so reported, Fair Market Value shall be determined by the Committee in good faith.

        2.23.    "Grandfathered Employee"    means:

          (a)   Each employee of a Participating Company who, as of December 31, 1989, was eligible to participate in the Prior Plan and who has been in continuous service to the Company or an Affiliate since December 31, 1989.

          (b)   Each employee of a Participating Company who was, at any time before January 1, 1995, eligible to participate in the Comcast Corporation Deferred Compensation Plan and whose Annual Rate of Pay is $90,000 or more as of both (i) the date on which an Initial Election is filed with the Administrator and (ii) the first day of each calendar year beginning after December 31, 1994.

          (c)   Each individual who was an employee of an entity that was a Participating Company in the Prior Plan as of June 30, 2002 and who has an Annual Rate of Pay of $125,000 as of each of (i) June 30, 2002; (ii) the date on which an Initial Election is filed with the Administrator and (iii) the first day of each calendar year beginning after December 31, 2002.

          (d)   Each employee of a Participating Company who (i) as of December 31, 2002, was an "Eligible Employee" within the meaning of Section 2.34 of the AT&T Broadband Deferred Compensation Plan (as amended and restated, effective November 18, 2002) with respect to whom an account was maintained, and (ii) for the period beginning on December 31, 2002 and extending through any date of determination, has been actively and continuously in service to the Company or an Affiliate.

        2.24.    "Hardship"    means a Participant's severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant, or, a sudden and unexpected illness or accident of a dependent (as defined by section 152(a) of the Code) of the Participant, or loss of the Participant's property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. A need to send the Participant's child to college or a desire to purchase a home is not an unforeseeable emergency. No Hardship shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant's other assets (including assets of the Participant's spouse and minor children that are reasonably available to the Participant) to the extent that this liquidation would not itself cause severe financial hardship. For the purposes of the preceding sentence, the Participant's resources shall be deemed to include those assets of his spouse and minor children that are reasonably available to the Participant; however, property held for the Participant's child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Participant. The Board shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus a Hardship within the meaning of this Section. Following a uniform procedure, the Board's determination shall consider any facts or conditions deemed necessary or advisable by the Board, and the Participant shall be required to submit any evidence of the Participant's circumstances that the Board requires. The determination as to whether the Participant's circumstances are a case of Hardship shall be based on the facts of each case; provided however, that all determinations as to Hardship shall be uniformly and consistently made according to the provisions of this Section for all Participants in similar circumstances.

        2.25.    "Inactive Participant"    means each Participant (other than a Retired Participant, Deceased Participant or Disabled Participant) who is not in active service as an Outside Director and is not actively employed by a Participating Company.

        2.26.    "Income Fund"    means a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant's Account as if the Account, to the extent deemed invested in the Income Fund, were credited with interest at the Applicable Interest Rate.

        2.27.    "Initial Election"    means a written election on a form provided by the Administrator, filed with the Administrator in accordance with Article 3, pursuant to which an Outside Director or an Eligible Employee may:

          (a)   Elect to defer all or any portion of the Compensation payable for the performance of services as an Outside Director or as an Eligible Employee following the time that such election is filed; and

          (b)   Designate the time of payment of the amount of deferred Compensation to which the Initial Election relates.

        2.28.    "New Key Employee"    means each employee of a Participating Company:

          (a)   who becomes an employee of a Participating Company and has an Annual Rate of Pay of $200,000 or more as of his employment commencement date, or

          (b)   who has an Annual Rate of Pay that is increased to $200,000 or more and who, immediately preceding such increase, was not an Eligible Employee.

        2.29.    "Normal Retirement"    means:

          (a)   For a Participant who is an employee of a Participating Company immediately preceding his termination of employment, a termination of employment that is treated by the Participating Company as a retirement under its employment policies and practices as in effect from time to time; and

          (b)   For a Participant who is an Outside Director immediately preceding his termination of service, his normal retirement from the Board.

        2.30.    "Outside Director"    means a member of the Board, who is not an employee of a Participating Company.

        2.31.    "Participant"    means each individual who has made an Initial Election, or for whom an Account is established pursuant to Section 5.1, and who has an undistributed amount credited to an Account under the Plan, including an Active Participant, a Deceased Participant and an Inactive Participant.

        2.32.    "Participating Company"    means:

          (a)   The Company;

          (b)   Comcast Holdings Corporation;

          (c)   Comcast Cable Communications, LLC, and its subsidiaries;

          (d)   Comcast International Holdings, Inc.;

          (e)   Comcast Online Communications, Inc.;

          (f)    Comcast Business Communications, Inc.;

          (g)   Comcast Cable Communications Holdings, Inc. and its subsidiaries;

          (h)   Comcast Shared Services Corporation ("CSSC"), to the extent individual employees of CSSC or groups of CSSC employees, categorized by their secondment, are designated as eligible to participate by the Committee or its delegate;

          (i)    Comcast Sports Management Services, LLC;

          (j)    Home Team Sports Limited Partnership; and

          (k)   Any other entities that are subsidiaries of the Company as designated by the Committee in its sole discretion.

        2.33.    "Performance-Based Compensation"    means "performance-based compensation" within the meaning of Q&A 22 of IRS Notice 2005-1, or such other guidance as may be issued by the Department of the Treasury under section 409A of the Code.

        2.34.    "Performance Period"    means a period of at least 12 months during which a Participant may earn Performance-Based Compensation.

        2.35. "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

        2.36. "Plan" means the Comcast Corporation 2005 Deferred Compensation Plan, as set forth herein, and as amended from time to time.

        2.37. "Prime Rate" means, for any calendar year, the interest rate that, when compounded daily pursuant to rules established by the Administrator from time to time, is mathematically equivalent to the prime rate of interest (compounded annually) as published in the Eastern Edition of The Wall Street Journal on the last business day preceding the first day of such calendar year, and as adjusted as of the last business day preceding the first day of each calendar year beginning thereafter.

        2.38. "Prior Plan" means the Comcast Corporation 2002 Deferred Compensation Plan.

        2.39. "Retired Participant" means a Participant who has terminated service pursuant to a Normal Retirement.

        2.40. "Severance Pay" means any amount that is payable in cash and is identified by a Participating Company as severance pay, or any amount which is payable on account of periods beginning after the last date on which an employee (or former employee) is required to report for work for a Participating Company.

        2.41. "Subsequent Election" means a written election on a form provided by the Administrator, filed with the Administrator in accordance with Article 3, pursuant to which a Participant or Beneficiary may elect to defer the time of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election or Subsequent Election.

        2.42. "Surviving Spouse" means the widow or widower, as the case may be, of a Deceased Participant or a Deceased Beneficiary (as applicable).

        2.43. "Third Party" means any Person, together with such Person's Affiliates, provided that the term "Third Party" shall not include the Company or an Affiliate of the Company.

ARTICLE 3—INITIAL AND SUBSEQUENT ELECTIONS

        3.1.  Elections.

          (a)   Initial Elections.    Each Outside Director and Eligible Employee shall have the right to defer all or any portion of the Compensation that he would otherwise be entitled to receive in a calendar year (net of applicable withholdings) by filing an Initial Election at the time and in the manner described in this Article 3. The Compensation of such Outside Director or Eligible Employee for a calendar year shall be reduced in an amount equal to the portion of the Compensation deferred by such Outside Director or Eligible Employee for such calendar year pursuant to such Outside Director's or Eligible Employee's Initial Election. Such reduction shall be effected on a pro rata basis from each periodic installment payment of such Outside Director's or Eligible Employee's Compensation for the calendar year (in accordance with the general pay practices of the Participating Company), and credited, as a bookkeeping entry, to such Outside Director's or Eligible Employee's Account in accordance with Section 5.1. Amounts credited to the Accounts of Outside Directors in the form of Company Stock shall be credited to the Company Stock Fund and credited with income, gains and losses in accordance with Section 5.2(c).

          (b)   Subsequent Elections.    Each Participant or Beneficiary shall have the right to elect to defer the time of payment or to change the manner of payment of amounts previously deferred in accordance with the terms of a previously made Initial Election pursuant to the terms of the Plan by filing a Subsequent Election at the time, to the extent, and in the manner described in this Article 3.

          (c)   Special Transition Rule.    Pursuant to Q-A 20 of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Participant may, on or before December 31, 2005, terminate the deferral of Compensation pursuant to an Initial Election or cancel an Initial Election with regard to amounts deferred under the Plan, provided that if a Participant terminates the deferral of Compensation pursuant to an Initial Election under this Section 3.1(c), the Company shall pay the Participant the Compensation that would have been deferred if the deferral of Compensation had not been terminated, and provided further that if a Participant cancels an Initial Election with regard to amounts deferred under the Plan, the Company shall pay the Participant the amount deferred pursuant to such Initial Election through the cancellation date, without adjustment for income, gains and losses credited under Section 5.2.

        3.2.  Filing of Initial Election: General.    An Initial Election shall be made on the form provided by the Administrator for this purpose. Except as provided in Section 3.3, no such Initial Election shall be effective with respect to Compensation other than Performance-Based Compensation unless it is filed with the Administrator on or before December 31 of the calendar year preceding the calendar year to which the Initial Election applies, provided that pursuant to Q-A 21 of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Participant may, on or before March 15, 2005, make an Initial Election with respect to Compensation that relates in full or in part to services provided on or before December 31, 2005, provided further that the amounts to which the Initial Election relates have not been paid or become payable at the time the Initial Election is filed. No such Initial Election shall be effective with respect to Performance-Based Compensation unless it is filed with the Administrator at least six months before the end of the Performance Period during which such Performance-Based Compensation may be earned.

        3.3.  Filing of Initial Election by New Key Employees and New Outside Directors.

          (a)   New Key Employees.    Notwithstanding Section 3.1 and Section 3.2, a New Key Employee may elect to defer all or any portion of his Compensation that he would otherwise be entitled to receive in the calendar year in which the New Key Employee was employed, beginning with the payroll period next following the filing of an Initial Election with the Administrator and before the close of such calendar year by making and filing the Initial Election with the Administrator within 30 days of such New Key Employee's date of hire or within 30 days of the date such New Key Employee first becomes eligible to participate in the Plan. Any Initial Election by such New Key Employee for succeeding calendar years shall be made in accordance with Section 3.1 and Section 3.2.

          (b)   New Outside Directors.    Notwithstanding Section 3.1 and Section 3.2, an Outside Director may elect to defer all or any portion of his Compensation that he would otherwise be entitled to receive in the calendar year in which an Outside Director's election as a member of the Board becomes effective (provided that such Outside Director is not a member of the Board immediately preceding such effective date), beginning with Compensation payable following the filing of an Initial Election with the Administrator and before the close of such calendar year by making and filing the Initial Election with the Administrator within 30 days of the effective date of such Outside Director's election. Any Initial Election by such Outside Director for succeeding calendar years shall be made in accordance with Section 3.1 and Section 3.2

        3.4.  Calendar Years to which Initial Election May Apply.    A separate Initial Election may be made for each calendar year as to which an Outside Director or Eligible Employee desires to defer all or any portion of such Outside Director's or Eligible Employee's Compensation. The failure of an Outside Director or Eligible Employee to make an Initial Election for any calendar year shall not affect such Outside Director's or Eligible Employee's right to make an Initial Election for any other calendar year.

          (a)   Initial Election of Distribution Date.    Each Outside Director or Eligible Employee shall, contemporaneously with an Initial Election, also elect the time of payment of the amount of the deferred Compensation to which such Initial Election relates; provided, however, that, subject to acceleration (to the extent permitted under the AJCA) pursuant to Section 3.5(e), Section 3.7, Section 7.1, Section 7.2, or Article 8, no distribution may commence earlier than January 2nd of the second calendar year beginning after the date the compensation subject to the Initial Election would be paid but for the Initial Election, nor later than January 2nd of the tenth calendar year beginning after the date the date the compensation subject to the Initial Election would be paid but for the Initial

  Election. Further, each Outside Director or Eligible Employee may select with each Initial Election the manner of distribution in accordance with Article 4.

        3.5.  Subsequent Elections and Elections to Accelerate Payment on Death or Disability.    No Subsequent Election shall be effective until 12 months after the date on which such Subsequent Election is made.

          (a)   Active Participants.    Each Active Participant, who has made an Initial Election, or who has made a Subsequent Election, may elect to defer the time of payment of any part or all of such Participant's Account for a minimum of five and a maximum of ten additional years from the previously-elected payment date, by filing a Subsequent Election with the Administrator The number of Subsequent Elections under this Section 3.5(a) shall not be limited.

          (b)   Inactive Participants.    The Committee may, in its sole and absolute discretion, permit an Inactive Participant to make a Subsequent Election defer the time of payment of any part or all of such Inactive Participant's Account for a minimum of five years and a maximum of ten additional years from the previously-elected payment date, by filing a Subsequent Election with the Administrator on or before the close of business on June 30 of the calendar year preceding the calendar year in which the lump-sum distribution or initial installment payment would otherwise be made. The number of Subsequent Elections under this Section 3.5(b) shall be determined by the Committee in its sole and absolute discretion.

          (c)   Surviving Spouses.

            (i)    Acceleration Election.    To the extent permitted under the AJCA (except to the extent that Section 3.7(b) applies), a Surviving Spouse who is a Deceased Participant's Beneficiary may elect to accelerate the time of payment of the Deceased Participant's Account from the date payment would otherwise be made to a time that is as soon as reasonably practicable following the Deceased Participant's date of death.

            (ii)   Subsequent Election.    A Surviving Spouse who is a Deceased Participant's Beneficiary may elect to defer the time of payment of any part or all of such Deceased Participant's Account the payment of which would be made more than 12 months after the date of such election. Such election shall be made by filing a Subsequent Election with the Administrator in which the Surviving Spouse shall specify the change in the time of payment, which shall be no less than five (5) years nor more than ten (10) years from the previously- elected payment date, or such Surviving Spouse may elect to defer payment until such Surviving Spouse's death. A Surviving Spouse may make a total of two (2) Subsequent Elections under this Section 3.5(c)(ii), with respect to all or any part of the Deceased Participant's Account. Subsequent Elections pursuant to this Section 3.5(c)(ii) may specify different changes with respect to different parts of the Deceased Participant's Account.

          (d)   Beneficiary of a Deceased Participant Other Than a Surviving Spouse.

            (i)    Acceleration Election.    To the extent permitted under the AJCA (except to the extent that Section 3.7(b) applies), a Beneficiary of a Deceased Participant other than a Surviving Spouse may elect to accelerate the time of payment of the Deceased Participant's Account from the date payment would otherwise be made to a time that is as soon as reasonably practicable following the Deceased Participant's date of death.

            (ii)   Subsequent Election.    A Beneficiary of a Deceased Participant other than a Surviving Spouse may elect to defer the time of payment, of any part or all of such Deceased Participant's Account the payment of which would be made more than 12 months after the date of such election. Such election shall be made by filing a Subsequent Election with the Administrator in which the Beneficiary shall specify the deferral of the time of payment, which shall be no less than five (5) years nor more than ten (10) years from the previously-elected payment date. A Beneficiary may make one (1) Subsequent Election under this Section 3.5(d)(i), with respect to all or any part of the Deceased Participant's Account. Subsequent Elections pursuant to this Section 3.5(d)(i) may specify different changes with respect to different parts of the Deceased Participant's Account.

          (e)   Disabled Participant.    To the extent permitted under the AJCA, a Disabled Participant may elect to accelerate the time of payment of the Disabled Participant's Account from the date payment would otherwise be made to a time that is as soon as reasonably practicable following the time the Disability occurred.

          (f)    Retired Participants and Disabled Participants.    The Committee may, in its sole and absolute discretion, permit a Retired Participant or a Disabled Participant to make a Subsequent Election to defer the time of payment of any part or all of such Retired or Disabled Participant's Account that would not otherwise become payable within twelve (12) months of such Subsequent Election for a minimum of five (5) years and a maximum of ten (10) additional years from the previously-elected payment date, by filing a Subsequent Election with the Administrator on or before the close of business on the date that is at least twelve (12) months before the date on which the lump-sum distribution or initial installment payment would otherwise be made. The number of Subsequent Elections under this Section 3.5(f) shall be determined by the Committee in its sole and absolute discretion.

          (g)   Most Recently Filed Initial Election or Subsequent Election Controlling.    Subject to acceleration pursuant to Section 3.5(e), Section 3.7 or Section 7.1 (to the extent permitted under the AJCA), no distribution of the amounts deferred by a Participant for any calendar year shall be made before the payment date designated by the Participant or Beneficiary on the most recently filed Initial Election or Subsequent Election with respect to each deferred amount.

        3.6.  Discretion to Provide for Distribution in Full Upon or Following a Change of Control.    To the extent permitted by IRS Notice 2005-1, in connection with a Change of Control, and for the 12-month period following a Change of Control, the Committee may exercise its discretion to terminate the Plan and, notwithstanding any other provision of the Plan or the terms of any Initial Election or Subsequent Election, distribute the Account balance of each Participant in full and thereby effect the revocation of any outstanding Initial Elections or Subsequent Elections.

        3.7.  Withholding and Payment of Death Taxes.

          (a)   Notwithstanding any other provisions of this Plan to the contrary, including but not limited to the provisions of Article 3 and Article 7, or any Initial or Subsequent Election filed by a Deceased Participant or a Deceased Participant's Beneficiary (for purposes of this Section, the "Decedent"), and to the extent permitted by IRS Notice 2005-1, the Administrator shall apply the terms of Section 3.7(b) to the Decedent's Account unless the Decedent affirmatively has elected, in writing, filed with the Administrator, to waive the application of Section 3.7(b).

          (b)   Unless the Decedent affirmatively has elected, pursuant to Section 3.7(a), that the terms of this Section 3.7(b) not apply, but only to the extent permitted under the AJCA:

            (i)    The Administrator shall prohibit the Decedent's Beneficiary from taking any action under any of the provisions of the Plan with regard to the Decedent's Account other than the Beneficiary's making of a Subsequent Election pursuant to Section 3.5;

           (ii)  The Administrator shall defer payment of the Decedent's Account until the later of the Death Tax Clearance Date and the payment date designated in the Decedent's Initial Election or Subsequent Election;

          (iii)  The Administrator shall withdraw from the Decedent's Account such amount or amounts as the Decedent's Personal Representative shall certify to the Administrator as being necessary to pay the Death Taxes apportioned against the Decedent's Account; the Administrator shall remit the amounts so withdrawn to the Personal Representative, who shall apply the same to the payment of the Decedent's Death Taxes, or the Administrator may pay such amounts directly to any taxing authority as payment on account of Decedent's Death Taxes, as the Administrator elects;

          (iv)  If the Administrator makes a withdrawal from the Decedent's Account to pay the Decedent's Death Taxes and such withdrawal causes the recognition of income to the Beneficiary, the Administrator shall pay to the Beneficiary from the Decedent's Account, within thirty (30) days of the Beneficiary's request, the amount necessary to enable the Beneficiary to pay the Beneficiary's income tax liability resulting from such recognition of income; additionally, the Administrator shall pay to the Beneficiary from the Decedent's Account, within thirty (30) days of the Beneficiary's request, such additional amounts as are required to enable the Beneficiary to pay the Beneficiary's income tax liability attributable to the Beneficiary's recognition of income resulting from a distribution from the Decedent's Account pursuant to this Section 3.7(b)(iv);

           (v)  Amounts withdrawn from the Decedent's Account by the Administrator pursuant to Sections 3.7(b)(iii) and 3.7(b)(iv) shall be withdrawn from the portions of Decedent's Account having the earliest distribution dates as specified in Decedent's Initial Election or Subsequent Election; and

          (vi)  Within a reasonable time after the later to occur of the Death Tax Clearance Date and the payment date designated in the Decedent's Initial Election or Subsequent Election, the Administrator shall pay the Decedent's Account to the Beneficiary.

ARTICLE 4—MANNER OF DISTRIBUTION

        4.1.    Manner of Distribution.

        (a)   Amounts credited to an Account shall be distributed, pursuant to an Initial Election or Subsequent Election in either (i) a lump sum payment or (ii) substantially equal monthly or annual installments over a five (5), ten (10) or fifteen (15) year period. Installment distributions payable in the form of shares of Company Stock shall be rounded to the nearest whole share.

        (b)   To the extent permitted by Q-A 15(e) of IRS Notice 2005-1, notwithstanding any Initial Election, Subsequent Election or any other provision of the Plan to the contrary:

            (i)  distributions pursuant to Initial Elections or Subsequent Elections shall be made in one lump sum payment unless the portion of a Participant's Account subject to distribution, as of both the date of the Initial Election or Subsequent Election and the benefit commencement date, has a value of more than $10,000;

           (ii)  following a Participant's termination of employment for any reason, if the amount credited to the Participant's Account has a value of $10,000 or less, the Administrator may, in its sole discretion, direct that such amount be distributed to the Participant (or Beneficiary, as applicable) in one lump sum payment, provided that the payment is made on or before the later of (i) December 31 of the calendar year in which the Participant terminates employment or (ii) the date two and one-half months after the Participant terminates employment.

        4.2.    Determination of Account Balances for Purposes of Distribution.    The amount of any distribution made pursuant to Section 4.1 shall be based on the balances in the Participant's Account on the date of distribution. For this purpose, the balance in a Participant's Account shall be calculated by crediting income, gains and losses under the Company Stock Fund and Income Fund, as applicable, through the date immediately preceding the date of distribution.

        4.3.    Plan-to-Plan Transfers.    The Administrator may delegate its authority to arrange for plan-to-plan transfers as described in this Section 4.3 to an officer of the Company or committee of two or more officers of the Company.

        (a)   The Administrator may, with a Participant's consent, make such arrangements as it may deem appropriate to transfer the Company's obligation to pay benefits with respect to such Participant which have not become payable under this Plan, to another employer, whether through a deferred compensation plan, program or arrangement sponsored by such other employer or otherwise, or to another deferred compensation plan, program or arrangement sponsored by the Company or an Affiliate. Following the completion of such transfer, with respect to the benefit transferred, the Participant shall have no further right to payment under this Plan.

        (b)   The Administrator may, with a Participant's consent, make such arrangements as it may deem appropriate to assume another employer's obligation to pay benefits with respect to such Participant which have not become payable under the deferred compensation plan, program or arrangement under which such future right to payment arose, to the Plan, or to assume a future payment obligation of the Company or an Affiliate under another plan, program or arrangement sponsored by the Company or an Affiliate. Upon the completion of the Plan's assumption of such payment obligation, the Administrator shall establish an Account for such Participant, and the Account shall be subject to the rules of this Plan, as in effect from time to time.

        (c)   Pursuant to Q-A 19(c) of IRS Notice 2005-1, to the extent provided by the Committee or its delegate, a Participant may, on or before December 31, 2005, with respect to all or any portion of his or her account under the 2002 Plan, make new payment elections as to the form and timing of payment of such amounts as may be permitted under this Plan, provided that following the completion of such new payment election, such amounts shall not be treated as grandfathered benefits under the 2002 Plan, but instead shall be treated as non-grandfathered benefits, subject to the rules of this Plan.

ARTICLE 5—BOOK ACCOUNTS

        5.1.    Deferred Compensation Account.    A deferred Compensation Account shall be established for each Outside Director and Eligible Employee when such Outside Director or Eligible Employee becomes a Participant. Compensation deferred pursuant to the Plan shall be credited to the Account on the date such Compensation would otherwise have been payable to the Participant.

        5.2.    Crediting of Income, Gains and Losses on Accounts.

        (a)    In General.    Except as otherwise provided in this Section 5.2, the Administrator shall credit income, gains and losses with respect to each Participant's Account as if it were invested in the Income Fund.

        (b)    Investment Fund Elections.    Except for amounts credited to the Accounts of Participants who are Outside Directors who have elected to defer the receipt of Compensation payable in the form of Company Stock, all amounts credited to Participants' Accounts shall be credited with income, gains and losses as if it were invested in the Income Fund.

        (c)    Outside Director Stock Fund Credits.    Amounts credited to the Accounts of Outside Directors in the form of Company Stock shall be credited with income, gains and losses as if they were invested in the Company Stock Fund. No portion of such Participant's Account may be deemed transferred to the Income Fund. Distributions of amounts credited to the Company Stock Fund with respect to Outside Directors' Accounts shall be distributable in the form of Company Stock, rounded to the nearest whole share.

        (d)    Timing of Credits.    Compensation deferred pursuant to the Plan shall be deemed invested in the Income Fund on the date such Compensation would otherwise have been payable to the Participant.

Accumulated Account balances subject to an investment fund election under Section 5.2(b) shall be deemed invested in the applicable investment fund as of the effective date of such election. The value of amounts deemed invested in the Company Stock Fund shall be based on hypothetical purchases and sales of Company Stock at Fair Market Value as of the effective date of an investment election

        5.3.    Status of Deferred Amounts.    Regardless of whether or not the Company is a Participant's employer, all Compensation deferred under this Plan shall continue for all purposes to be a part of the general funds of the Company.

        5.4.    Participants' Status as General Creditors.    Regardless of whether or not the Company is a Participant's employer, an Account shall at all times represent a general obligation of the Company. The Participant shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to the Participant's Accounts. Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained herein shall be construed to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages.

ARTICLE 6—NO ALIENATION OF BENEFITS; PAYEE DESIGNATION

        Except as otherwise required by applicable law, the right of any Participant or Beneficiary to any benefit or interest under any of the provisions of this Plan shall not be subject to encumbrance, attachment, execution, garnishment, assignment, pledge, alienation, sale, transfer, or anticipation, either by the voluntary or involuntary act of any Participant or any Participant's Beneficiary or by operation of law, nor shall such payment, right, or interest be subject to any other legal or equitable process. However, subject to the terms and conditions of the Plan, a Participant or Beneficiary may direct that any amount payable pursuant to an Initial Election or a Subsequent Election on any date designated for payment be paid to any person or persons or legal entity or entities, including, but not limited to, an organization exempt from federal income tax under section 501(c)(3) of the Code, instead of to the Participant or Beneficiary. Such a payee designation shall be provided to the Administrator by the Participant or Beneficiary in writing on a form provided by the Administrator, and shall not be effective unless it is provided immediately preceding the time of payment. The Company's payment pursuant to such a payee designation shall relieve the Company and its Affiliates of all liability for such payment.

ARTICLE 7—DEATH OF PARTICIPANT

        7.1.    Death of Participant.    A Deceased Participant's Account shall be distributed in accordance with the last Initial Election or Subsequent Election made by the Deceased Participant before the Deceased Participant's death, unless the Deceased Participant's Surviving Spouse or other Beneficiary timely elects to accelerate or defer the time of payment pursuant to Section 3.5.

        7.2.    Designation of Beneficiaries.    Each Participant and Beneficiary shall have the right to designate one or more Beneficiaries to receive distributions in the event of the Participant's or Beneficiary's death by filing with the Administrator a Beneficiary designation on the form provided by the Administrator for such purpose. The designation of a Beneficiary or Beneficiaries may be changed by a Participant or Beneficiary at any time prior to such Participant's or Beneficiary's death by the delivery to the Administrator of a new Beneficiary designation form.

ARTICLE 8—HARDSHIP AND OTHER ACCELERATION EVENTS

        8.1.    Hardship.    Notwithstanding the terms of an Initial Election or Subsequent Election, if, at the Participant's request, the Board determines that the Participant has incurred a Hardship, the Board may, in its discretion, authorize the immediate distribution of all or any portion of the Participant's Account.

        8.2.    Other Acceleration Events.    To the extent permitted by Q-A 15 of IRS Notice 2005-1, notwithstanding the terms of an Initial Election or Subsequent Election, distribution of all or part of a Participant's Account may be made:

        (a)   To the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code).

        (b)   To the extent necessary to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code).

        (c)   To pay the Federal Insurance Contribution Act ("FICA") tax imposed under sections 3101 and 3121(v)(2) of the Code on compensation deferred under the Plan (the "FICA Amount") plus the income tax at source on wages imposed under section 3401 of the Code with respect to the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes, provided that the total amount distributable under this Section 8.2(c) shall not exceed the sum of the FICA Amount and the income tax withholding related to such FICA Amount.

ARTICLE 9—INTERPRETATION

        9.1.    Authority of Committee.    The Committee shall have full and exclusive authority to construe, interpret and administer this Plan and the Committee's construction and interpretation thereof shall be binding and conclusive on all persons for all purposes.

        9.2.    Claims Procedure.    If an individual (hereinafter referred to as the "Applicant," which reference shall include the legal representative, if any, of the individual) does not receive timely payment of benefits to which the Applicant believes he is entitled under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

        An Applicant may file a claim for benefits with the Administrator on a form supplied by the Administrator. If the Administrator wholly or partially denies a claim, the Administrator shall provide the Applicant with a written notice stating:

          (a)   The specific reason or reasons for the denial;

          (b)   Specific reference to pertinent Plan provisions on which the denial is based;

          (c)   A description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

          (d)   Appropriate information as to the steps to be taken in order to submit a claim for review.

Written notice of a denial of a claim shall be provided within 90 days of the receipt of the claim, provided that if special circumstances require an extension of time for processing the claim, the Administrator may notify the Applicant in writing that an additional period of up to 90 days will be required to process the claim.

        If the Applicant's claim is denied, the Applicant shall have 60 days from the date of receipt of written notice of the denial of the claim to request a review of the denial of the claim by the Administrator. Request for review of the denial of a claim must be submitted in writing. The Applicant shall have the right to review pertinent documents and submit issues and comments to the Administrator in writing. The Administrator shall provide a written decision within 60 days of its receipt of the Applicant's request for review, provided that if special circumstances require an extension of time for processing the review of the Applicant's claim, the Administrator may notify the Applicant in writing that an additional period of up to 60 days shall be required to process the Applicant's request for review.

        It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

        Claims for benefits under the Plan must be filed with the Administrator at the following address:

                    Comcast Corporation
                    1500 Market Street
                    Philadelphia, PA 19102
                    Attention: General Counsel

ARTICLE 10—AMENDMENT OR TERMINATION

        10.1.    Amendment or Termination.    Except as otherwise provided by Section 10.2, the Company, by action of the Board or by action of the Committee, shall have the right at any time, or from time to time, to amend or modify this Plan. The Company, by action of the Board, shall have the right to terminate this Plan at any time.

        10.2.    Amendment of Rate of Credited Earnings.    No amendment shall change the Applicable Interest Rate with respect to the portion of a Participant's Account that is attributable to an Initial Election or Subsequent Election made with respect to Compensation earned in a calendar year and filed with the Administrator before the date of adoption of such amendment by the Board. For purposes of this Section 10.2, a Subsequent Election to defer the payment of part or all of an Account for an additional period after a previously-elected payment date (as described in Section 3.5) shall be treated as a separate Subsequent Election from any previous Initial Election or Subsequent Election with respect to such Account.

ARTICLE 11—WITHHOLDING OF TAXES

        Whenever the Participating Company is required to credit deferred Compensation to the Account of a Participant, the Participating Company shall have the right to require the Participant to remit to the Participating Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the date on which the deferred Compensation shall be deemed credited to the Account of the Participant, or take any action whatever that it deems necessary to protect its interests with respect to tax liabilities. The Participating Company's obligation to credit deferred Compensation to an Account shall be conditioned on the Participant's compliance, to the Participating Company's satisfaction, with any withholding requirement. To the maximum extent possible, the Participating Company shall satisfy all applicable withholding tax requirements by withholding tax from other Compensation payable by the Participating Company to the Participant, or by the Participant's delivery of cash to the Participating Company in an amount equal to the applicable withholding tax.

ARTICLE 12—MISCELLANEOUS PROVISIONS

        12.1.    No Right to Continued Employment.    Nothing contained herein shall be construed as conferring upon any Participant the right to remain in service as an Outside Director or in the employment of a Participating Company as an executive or in any other capacity.

        12.2.    Expenses of Plan.    All expenses of the Plan shall be paid by the Participating Companies.

        12.3.    Gender and Number.    Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form, and vice versa, as the context may require.

        12.4.    Law Governing Construction.    The construction and administration of the Plan and all questions pertaining thereto, shall be governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other applicable federal law and, to the extent not governed by federal law, by the laws of the Commonwealth of Pennsylvania.

        12.5.    Headings Not a Part Hereof.    Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of the Plan, nor shall they affect its meaning, construction, or effect.

        12.6.    Severability of Provisions.    If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

ARTICLE 13—EFFECTIVE DATE

        The effective date of this amendment and restatement of the Plan shall be January 1, 2005. The original effective date of the Plan is January 1, 2005.

        IN WITNESS WHEREOF, COMCAST CORPORATION has caused this Plan to be executed by its officers thereunto duly authorized, and its corporate seal to be affixed hereto, as of the 1st day of January, 2005.

COMCAST CORPORATION
BY:

ATTEST:

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COMCAST CORPORATION 2005 DEFERRED COMPENSATION PLAN ARTICLE 1—BACKGROUND AND COVERAGE OF PLAN
ARTICLE 2—DEFINITIONS
ARTICLE 3—INITIAL AND SUBSEQUENT ELECTIONS